EXHIBIT 99.1

20 North Broadway	Telephone: (405) 235-3611
Oklahoma City, Oklahoma 73102-8260	Fax: (405) 552-4667
NEWS RELEASE

Investor contact:	Zack Hager
(405) 552-4526

Media contact:	Brian Engel
(405) 228-7750
DEVON ENERGY EARNS $705 MILLION AND $1.57 PER SHARE
IN THIRD QUARTER OF 2006; PRODUCTION INCREASES
OKLAHOMA CITY – November 1, 2006 – Devon Energy Corporation (NYSE:DVN) today reported net earnings for the quarter ended September 30, 2006, of $705 million, or $1.59 per common share ($1.57 per diluted common share). These results compare with third-quarter 2005 net earnings of $744 million, or $1.66 per common share ($1.63 per diluted common share).
          For the nine months ended September 30, 2006, Devon earned $2.3 billion, or $5.11 per common share ($5.05 per diluted common share). Net earnings for the nine months ended September 30, 2005, were $2.0 billion, or $4.22 per common share ($4.15 per diluted common share).
          Third-quarter 2006 reported net earnings of $705 million were reduced by certain items securities analysts typically exclude from their published estimates. Adjusting for these items, Devon earned $743 million, or $1.66 per diluted share. The adjusting items are described in detail in this news release.
          “Our third-quarter exploration results were highlighted by the successful test of the deepwater Jack #2 well and drilling our fourth significant discovery in the lower Tertiary trend,” said J. Larry Nichols, chairman and chief executive officer. “Our producing properties are also performing well. Oil and gas production in the third quarter was up both year-over-year and sequentially as we produced more than 600 thousand equivalent barrels per day.”
Lower Tertiary Achievements Lead Operations Highlights
          Devon drilled 740 exploration and development wells in the third quarter of 2006. Of the total wells drilled, 731 were successful. Following are highlights of third-quarter exploration and development activity:
•	Devon and its co-owners announced the results of a production test of the deepwater Jack #2 well in the Gulf of Mexico’s lower Tertiary trend. During the test, the Jack #2 flowed at a sustained rate of 6,000 barrels of oil per day from approximately 40 percent of the total net pay measured in the well. The successful production test was an important milestone in moving the Jack project toward sanctioning and development. Devon has a 25 percent working interest in the Jack prospect.

•	Also in the lower Tertiary trend, the company increased its working interest in the Cascade project from 25 percent to 50 percent. Devon and equal-partner Petrobras plan to develop Cascade using a floating production, storage and offloading vessel. The partners anticipate first production from Cascade in late 2009.

•	Elsewhere in the lower Tertiary trend, Devon and its co-owners announced an oil discovery on the Kaskida prospect. Kaskida is Devon’s fourth discovery in the lower Tertiary trend and its first in the Keathley Canyon deepwater lease area. Devon has identified 12 additional exploratory prospects on its acreage in Keathley Canyon. The company believes that Kaskida is the largest of its four lower Tertiary discoveries to date.

•	In the Barnett Shale in north Texas, Devon began integrating the properties of Chief Holdings LLC in the third quarter. Devon acquired Chief on June 29, 2006. The company drilled and completed 141 wells in the Barnett Shale in the third quarter bringing its total producing wells in the field to 2,607. Devon exited the third quarter producing approximately 660 million cubic feet of gas equivalent per day from the Barnett Shale.

•	Devon continued its successful horizontal drilling program in the Groesbeck area in east Texas. The company’s third 100 percent working interest well in the Nan-Su-Gail field flowed natural gas at an initial rate of 32 million cubic feet per day. The company also commenced drilling high working interest horizontal wells in three additional fields in the Groesbeck area in the quarter. The three wells are in various stages of drilling and completion.
Oil and Gas Production Increases; Pre-Tax Earnings at $1 Billion
          Sales of oil, gas and natural gas liquids in the third quarter of 2006 were $2.3 billion. This was unchanged from the third quarter of 2005. After expenses, Devon’s pre-tax earnings exceeded $1 billion.
          Combined oil, gas and natural gas liquids production averaged 602 thousand oil equivalent barrels (Boe) per day in the third quarter of 2006. This was one percent greater than third-quarter 2005 average production of 598 thousand Boe per day. Compared with the second quarter of 2006, daily production increased four percent in the most recent quarter. The properties acquired from Chief Holdings LLC in June of 2006 contributed nine thousand Boe per day to third-quarter production.
          Crude oil and natural gas liquids prices increased in the third quarter of 2006 compared with the third quarter of 2005. Devon’s third-quarter 2006 average realized oil price increased 48 percent to $64.17 per barrel compared with $43.45 per barrel in the third quarter of 2005. The increase in Devon’s realized oil price is attributable to a higher market price for crude oil and to the expiration of oil price hedges at December 31, 2005. None of Devon’s oil production is hedged in 2006. The average realized price for the company’s natural gas liquids increased nine percent to $34.98 per barrel in the third quarter of 2006 compared with $32.23 per barrel in the third quarter of 2005.
          The realized price of natural gas decreased over the same comparative period. Devon’s realized price for natural gas decreased 21 percent to $5.62 per thousand cubic feet in the third quarter of 2006 compared with $7.13 per thousand cubic feet in third quarter of 2005.
          Marketing and midstream revenues increased three percent to $417 million while related expenses increased three percent to $303 million. This resulted in a three percent increase in marketing and midstream operating profit to $114 million in the third quarter of 2006 compared with the third quarter of 2005.
          Lease operating expenses (LOE) increased 20 percent to $382 million in the third quarter of 2006. Higher ad valorem taxes and repair and maintenance costs driven by rising oil field service and supply costs contributed to the increase. Higher well workover and transportation costs also contributed to the increase in LOE.
          Production taxes increased 13 percent to $92 million in the third quarter of 2006. Higher international production tax rates, primarily in China, contributed to the increase.
          Depreciation, depletion and amortization (DD&A) of oil and gas properties increased 23 percent to $604 million in the third quarter of 2006 compared with the same quarter in 2005. Unit DD&A was $10.91 per Boe in the third quarter of 2006.
          General and administrative (G&A) expenses increased 48 percent to $104 million compared with the third quarter of 2005. Higher employee-related costs were the largest component of the increase in G&A.
          Interest expense decreased 32 percent to $112 million in the third quarter of 2006. Interest expense of $164 million in the third quarter of 2005 included $51 million resulting from early redemption of long-term debt.
Income Tax Rate Declines to 31 Percent of Pre-Tax Earnings
          Income tax expense was $317 million in the third quarter of 2006, or 31 percent of pre-tax earnings. Of the total income tax expense, $231 million was current and $86 million was deferred. Third-quarter 2005 income tax expense was 35 percent of pre-tax earnings.
          As a result of finalizing Devon’s 2005 tax return in the third quarter of 2006, the company accelerated the utilization of certain deferred tax benefits. This resulted in a $35 million reclassification of deferred tax benefits to reduce current tax expense in the third quarter of 2006.
Devon Retires $678 million of Debt; Cash Flow Funds Capital Expenditures
          Devon retired $678 million of long-term debt in the third quarter of 2006. This contributed to a reduction in net debt to adjusted capitalization to 23 percent at September 30, 2006. The ratio was unchanged when compared to September 30, 2005, and lower when compared to the June 30, 2006, level of 26 percent.
          Cash flow before balance sheet changes was $1.5 billion in the third quarter of 2006. This allowed Devon to fund $1.4 billion in total capital expenditures. Cash and short-term investments totaled $1.3 billion as of September 30, 2006. Reconciliations of cash flow before balance sheet changes, net debt and adjusted capitalization, which are non-GAAP measures, are provided in this release.

Items Excluded from Published Earnings Estimates
          Devon’s reported net earnings include items of income and expense that are typically excluded by securities analysts in their published estimates for the company’s financial results. These items and their effects upon third-quarter 2006 reported earnings were as follows:
•	A change in fair value of derivative financial instruments decreased earnings by $22 million pre-tax ($14 million after tax).

•	An unrealized gain on natural gas derivative instruments increased earnings by $5 million pre-tax ($3 million after tax).

•	A reduction in the carrying value of oil and gas properties decreased earnings by $51 million pre-tax ($27 million after tax).
          The following table summarizes the effects of these items on third-quarter 2006 earnings and income taxes.
Summary of Items Typically Excluded by Securities Analysts

	Pre-tax				After-tax	Cash Flow Before
	Earnings	Income Tax Effect			Earnings	Balance Sheet
(in millions)	Effect	Current	Deferred	Total	Effect	Changes Effect

Change in fair value of financial instruments	$(22)	—	(8)	(8)	(14)	—
Unrealized gain on natural gas derivative instruments	5	—	2	2	3	—
Reduction in the carrying value of properties	(51)	—	(24)	(24)	(27)	—
Income tax accrual adjustment	—	(35)	35	—	—	35

Totals	$(68)	(35)	5	(30)	(38)	35

          In aggregate, these items decreased third-quarter 2006 net earnings by $38 million, or nine cents per common share (nine cents per diluted share). In addition, a reclassification of deferred tax benefits increased cash flow before balance sheet changes by $35 million.
Conference Call to be Webcast Today
          Devon will discuss its third-quarter 2006 financial and operating results in a conference call webcast today. The webcast will begin at 10 a.m. Central Time (11 a.m. Eastern Time). The webcast may be accessed from Devon’s internet home page at www.devonenergy.com.
          This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements are those concerning strategic plans, expectations and objectives for future operations. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the company expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the company. Statements regarding future drilling and production are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, inflation or lack of availability of goods and services, environmental risks, drilling risks and regulatory changes. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.
          Devon Energy Corporation is an Oklahoma City-based independent energy company engaged in oil and gas exploration, production and property acquisitions. Devon is one of the world’s leading independent oil and gas producers and is included in the S&P 500 Index. For more information about Devon, please visit our website at www.devonenergy.com.

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION

PRODUCTION DATA	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(net of royalties)	2006	2005	2006	2005

Total Period Production
Natural Gas (Bcf)
U.S. Onshore	127.2	113.9	358.0	343.5
U.S. Offshore	22.2	22.7	57.2	77.5

Total U.S.	149.4	136.6	415.2	421.0
Canada	60.9	66.7	182.7	199.8
International	1.8	2.5	6.3	7.6

Total Natural Gas	212.1	205.8	604.2	628.4

Oil (MMBbls)
U.S. Onshore	2.8	2.9	8.4	9.2
U.S. Offshore	2.0	2.7	6.5	11.1

Total U.S.	4.8	5.6	14.9	20.3
Canada	3.2	3.1	9.4	9.9
International	6.2	6.1	16.7	19.9

Total Oil	14.2	14.8	41.0	50.1

Natural Gas Liquids (MMBbls)
U.S. Onshore	4.5	4.2	13.4	13.0
U.S. Offshore	0.1	0.3	0.4	0.8

Total U.S.	4.6	4.5	13.8	13.8
Canada	1.2	1.3	3.6	3.9
International	—	0.1	—	0.2

Total Natural Gas Liquids	5.8	5.9	17.4	17.9

Oil Equivalent (MMBoe)
U.S. Onshore	28.5	26.1	81.4	79.5
U.S. Offshore	5.9	6.8	16.4	24.8

Total U.S.	34.4	32.9	97.8	104.3
Canada	14.5	15.6	43.5	47.0
International	6.5	6.5	17.8	21.4

Total Oil Equivalent	55.4	55.0	159.1	172.7

Average Daily Production

Natural Gas (MMcf)
U.S. Onshore	1,382.8	1,238.6	1,311.3	1,258.3
U.S. Offshore	241.0	246.5	209.5	284.0

Total U.S.	1,623.8	1,485.1	1,520.8	1,542.3
Canada	662.1	725.3	669.2	731.7
International	19.5	26.8	23.0	27.9

Total Natural Gas	2,305.4	2,237.2	2,213.0	2,301.9

Oil (MBbls)
U.S. Onshore	30.1	31.1	30.7	33.7
U.S. Offshore	22.3	29.7	23.8	40.6

Total U.S.	52.4	60.8	54.5	74.3
Canada	34.4	34.2	34.6	36.1
International	67.4	65.8	61.3	73.0

Total Oil	154.2	160.8	150.4	183.4

Natural Gas Liquids (MBbls)
U.S. Onshore	48.9	45.7	49.0	47.7
U.S. Offshore	1.7	3.2	1.4	2.8

Total U.S.	50.6	48.9	50.4	50.5
Canada	12.7	14.2	13.2	14.2
International	—	0.9	—	0.9

Total Natural Gas Liquids	63.3	64.0	63.6	65.6

Oil Equivalent (MBoe)
U.S. Onshore	309.4	283.2	298.3	291.2
U.S. Offshore	64.2	74.0	60.1	90.7

Total U.S.	373.6	357.2	358.4	381.9
Canada	157.4	169.3	159.3	172.2
International	70.7	71.2	65.1	78.6

Total Oil Equivalent	601.7	597.7	582.8	632.7

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION
PRODUCTION DATA — RETAINED PROPERTIES

				YOY	Sequential
All periods exclude properties divested in 2005	Q3 2006	Q3 2005	Q2 2006	% Change	% Change

Total Period Production

Natural Gas (Bcf)
U.S. Onshore	127.2	113.9	117.3	12%	8%
U.S. Offshore	22.2	22.0	18.6	1%	19%

Total U.S.	149.4	135.9	135.9	10%	10%
Canada	60.9	66.6	62.7	-8%	-3%
International	1.8	2.5	2.2	-27%	-18%

Total Natural Gas	212.1	205.0	200.8	3%	6%

Oil (MMBbls)
U.S. Onshore	2.8	2.9	2.8	-3%	0%
U.S. Offshore	2.0	2.6	2.3	-21%	-13%

Total U.S.	4.8	5.5	5.1	-12%	-6%
Canada	3.2	3.1	3.1	1%	3%
International	6.2	6.1	5.3	2%	17%

Total Oil	14.2	14.7	13.5	-3%	5%

Natural Gas Liquids (MMBbls)
U.S. Onshore	4.5	4.2	4.4	7%	2%
U.S. Offshore	0.1	0.3	0.1	-43%	0%

Total U.S.	4.6	4.5	4.5	4%	2%
Canada	1.2	1.3	1.2	-11%	0%
International	—	0.1	—	-100%	0%

Total Natural Gas Liquids	5.8	5.9	5.7	-1%	2%

Oil Equivalent (MMBoe)
U.S. Onshore	28.5	26.1	26.8	9%	6%
U.S. Offshore	5.9	6.5	5.4	-10%	9%

Total U.S.	34.4	32.6	32.2	5%	7%
Canada	14.5	15.6	14.7	-7%	-1%
International	6.5	6.5	5.7	-1%	14%

Total Oil Equivalent	55.4	54.7	52.6	1%	5%

Average Daily Production

Natural Gas (MMcf)
U.S. Onshore	1,382.8	1,238.1	1,288.7	12%	7%
U.S. Offshore	241.0	239.8	204.0	1%	18%

Total U.S.	1,623.8	1,477.9	1,492.7	10%	9%
Canada	662.1	723.5	689.0	-8%	-4%
International	19.5	26.8	24.7	-27%	-21%

Total Natural Gas	2,305.4	2,228.2	2,206.4	3%	4%

Oil (MBbls)
U.S. Onshore	30.1	31.1	30.8	-3%	-2%
U.S. Offshore	22.3	28.3	24.7	-21%	-10%

Total U.S.	52.4	59.4	55.5	-12%	-6%
Canada	34.4	34.2	33.6	1%	2%
International	67.4	65.8	58.7	2%	15%

Total Oil	154.2	159.4	147.8	-3%	4%

Natural Gas Liquids (MBbls)
U.S. Onshore	48.9	45.7	48.5	7%	1%
U.S. Offshore	1.7	3.0	1.0	-43%	70%

Total U.S.	50.6	48.7	49.5	4%	2%
Canada	12.7	14.2	13.2	-11%	-4%
International	—	0.9	—	-100%	0%

Total Natural Gas Liquids	63.3	63.8	62.7	-1%	1%
				—
Oil Equivalent (MBoe)
U.S. Onshore	309.4	283.2	294.1	9%	5%
U.S. Offshore	64.2	71.1	59.8	-10%	7%

Total U.S.	373.6	354.3	353.9	5%	6%
Canada	157.4	169.0	161.6	-7%	-3%
International	70.7	71.2	62.8	-1%	13%

Total Oil Equivalent	601.7	594.5	578.3	1%	4%

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION
REALIZED PRICE DATA

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(average realized prices)	2006	2005	2006	2005

Realized Prices

Natural Gas ($/Mcf)
U.S. Onshore	$5.53	$6.98	$6.01	$6.03
U.S. Offshore	$6.86	$8.59	$7.44	$7.33
Total U.S.	$5.73	$7.25	$6.21	$6.27
Canada	$5.40	$6.97	$6.14	$6.21
International	$3.60	$4.65	$4.20	$4.18

Total Natural Gas	$5.62	$7.13	$6.17	$6.23

Oil ($/Bbl)
U.S. Onshore	$65.83	$58.82	$62.74	$49.86
U.S. Offshore	$71.56	$33.54	$66.30	$33.35
Total U.S.	$68.27	$46.48	$64.30	$40.85
Canada	$54.85	$33.89	$49.06	$27.15
International	$65.75	$45.62	$63.53	$40.72

Total Oil	$64.17	$43.45	$60.48	$38.10

Natural Gas Liquids ($/Bbl)
U.S. Onshore	$32.41	$29.70	$29.85	$24.95
U.S. Offshore	$32.39	$33.10	$37.52	$29.88
Total U.S.	$32.41	$29.93	$30.06	$25.23
Canada	$45.23	$40.86	$44.20	$35.76
International	$—	$21.07	$—	$23.36

Total Natural Gas Liquids	$34.98	$32.23	$32.99	$27.48

Oil Equivalent ($/Boe)
U.S. Onshore	$36.25	$41.78	$37.79	$35.94
U.S. Offshore	$51.49	$43.50	$53.03	$38.80
Total U.S.	$38.86	$42.14	$40.34	$36.61
Canada	$38.34	$40.12	$40.11	$35.02
International	$63.72	$44.20	$61.27	$39.60

Total Oil Equivalent	$41.65	$41.81	$42.62	$36.55

BENCHMARK PRICES

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(average prices)	2006	2005	2006	2005

Benchmark Prices

Natural Gas ($/Mcf) – Henry Hub	$6.58	$8.53	$7.47	$7.18
Oil ($/Bbl) – West Texas Intermediate (Cushing)	$70.62	$63.16	$68.22	$55.43

PRICE DIFFERENTIALS, EXCLUDING EFFECTS OF HEDGES

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(average floating price differentials from benchmark prices)	2006	2005	2006	2005

Price Differentials

Natural Gas ($/Mcf)
U.S. Onshore	$(1.08)	$(1.52)	$(1.47)	$(1.13)
U.S. Offshore	$0.28	$0.25	$(0.03)	$0.22
Total U.S.	$(0.88)	$(1.23)	$(1.27)	$(0.88)
Canada	$(1.05)	$(1.34)	$(1.16)	$(0.80)
International	$(0.87)	$(2.01)	$(1.12)	$(1.63)

Total Natural Gas	$(0.93)	$(1.27)	$(1.24)	$(0.86)

Oil ($/Bbl)
U.S. Onshore	$(4.79)	$(4.34)	$(5.49)	$(4.93)
U.S. Offshore	$0.94	$(2.31)	$(1.93)	$(5.14)
Total U.S.	$(2.35)	$(3.35)	$(3.93)	$(5.05)
Canada	$(15.77)	$(12.88)	$(19.17)	$(14.10)
International	$(4.87)	$(6.45)	$(4.70)	$(6.99)

Total Oil	$(6.45)	$(6.65)	$(7.75)	$(7.60)

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(in millions, except per share data)	2006	2005	2006	2005

Revenues

Oil sales	$910	$643	$2,482	$1,908
Gas sales	1,191	1,466	3,725	3,913
Natural gas liquids sales	204	190	573	492
Marketing & midstream revenues	417	405	1,276	1,210

Total revenues	2,722	2,704	8,056	7,523

Expenses and Other Income, net

Lease operating expenses	382	319	1,093	1,005
Production taxes	92	81	261	234
Marketing & midstream operating costs and expenses	303	294	930	921
Depreciation, depletion and amortization of oil and gas properties	604	493	1,667	1,528
Depreciation and amortization of non-oil and gas properties	44	40	129	119
Accretion of asset retirement obligation	13	12	37	35
General & administrative expenses	104	70	284	206
Interest expense	112	164	315	428
Effects of changes in foreign currency exchange rates	—	(15)	(1)	(4)
Change in fair value of derivative financial instruments	22	134	81	168
Reduction of carrying value of oil and gas properties	51	—	152	—
Other income, net	(27)	(27)	(85)	(179)

Total expenses and other income, net	1,700	1,565	4,863	4,461

Earnings before income tax expense	1,022	1,139	3,193	3,062

Income Tax Expense

Current	231	203	733	832
Deferred	86	192	196	270

Total income tax expense	317	395	929	1,102

Net earnings	705	744	2,264	1,960
Preferred stock dividends	2	2	7	7

Net earnings applicable to common stockholders	$703	$742	$2,257	$1,953

Net earnings per weighted average common shares outstanding
Basic	$1.59	$1.66	$5.11	$4.22
Diluted	$1.57	$1.63	$5.05	$4.15
Basic weighted average shares outstanding	441	446	441	463
Diluted weighted average shares outstanding	447	454	447	471

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
(in millions)	2006	2005
		(Audited)

Assets

Current assets

Cash and cash equivalents	$1,196	$1,606
Short-term investments	124	680
Accounts receivable	1,317	1,601
Deferred income taxes	71	158
Other current assets	228	161

Total current assets	2,936	4,206

Property and equipment, at cost, based on the full cost method of accounting for oil and gas properties ($3,862 and $2,747 excluded from amortization in 2006 and 2005, respectively)	41,247	34,246
Less accumulated depreciation, depletion and amortization	17,150	15,114

Net property and equipment	24,097	19,132

Investment in Chevron Corporation common stock, at fair value	920	805
Goodwill	5,822	5,705
Other assets	457	425

Total Assets	$34,232	$30,273

Liabilities and Stockholders’ Equity

Current liabilities

Accounts payable:
Trade	$1,133	$947
Revenues and royalties due to others	524	666
Income taxes payable	278	293
Short-term debt	1,439	662
Accrued interest payable	79	127
Current portion of asset retirement obligation	45	50
Accrued expenses and other current liabilities	328	189

Total current liabilities	3,826	2,934

Debentures exchangeable into shares of Chevron Corporation common stock	723	709
Other long-term debt	5,239	5,248
Fair value of derivative financial instruments	204	125
Asset retirement obligation, long-term	864	618
Other liabilities	534	372
Deferred income taxes	5,625	5,405

Stockholders’ equity

Preferred stock	1	1
Common stock	44	44
Additional paid-in capital	6,791	6,928
Retained earnings	8,586	6,477
Accumulated other comprehensive income	1,796	1,414
Treasury stock	(1)	(2)

Stockholders’ Equity	17,217	14,862

Total Liabilities & Stockholders’ Equity	$34,232	$30,273

Common Shares Outstanding	442	443

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
(in millions)	2006	2005

Cash Flows From Operating Activities
Net earnings	$2,264	$1,960
Adjustments to reconcile net earnings to net cash provided by operating activities
Depreciation, depletion and amortization	1,796	1,647
Deferred income tax expense	196	270
Net gain on sales of non-oil and gas property and equipment	(5)	(145)
Reduction of carrying value of oil and gas properties	152	—
Other non-cash charges to net earnings	165	224

	4,568	3,956

Changes in assets and liabilities, net of effects of acquistions of businesses:
(Increase) decrease in:
Accounts receivable	341	(164)
Other current assets	(55)	(33)
Long-term other assets	(56)	28
Increase (decrease) in:
Accounts payable	(79)	133
Income taxes payable	(32)	(116)
Debt, including current maturities	—	(67)
Accrued interest and expenses	55	(53)
Long-term other liabilities	140	(32)

Net cash provided by operating activities	$4,882	$3,652

Cash Flows From Investing Activities
Proceeds from sales of property and equipment	$36	$2,150
Capital expenditures	(6,146)	(2,923)
Purchases of short-term investments	(1,868)	(3,501)
Sales of short-term investments	2,424	3,677

Net cash used in investing activities	$(5,554)	$(597)

Cash Flows From Financing Activities
Proceeds from borrowings of debt, net of issuance costs	$1,439	$—
Principal payments on debt, including current maturities	(860)	(1,023)
Proceeds from exercise of stock options	53	117
Repurchase of common stock	(253)	(2,129)
Excess tax benefits related to share-based compensation	14	—
Dividends paid on common stock	(148)	(103)
Dividends paid on preferred stock	(7)	(7)

Net cash provided by (used in) financing activities	$238	$(3,145)

Effect of exchange rate changes on cash	$24	$33
Net decrease in cash and cash equivalents	(410)	(57)
Cash and cash equivalents at beginning of period	1,606	1,152

Cash and cash equivalents at end of period	$1,196	$1,095

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION
DRILLING ACTIVITY

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2006	2005	2006	2005

Exploration Wells Drilled
U.S.	23	14	62	35
Canada	13	33	109	185
International	—	1	8	8

Total	36	48	179	228

Exploration Wells Success Rate

U.S.	83%	64%	87%	71%
Canada	100%	79%	99%	91%
International	—	0%	13%	38%

Total	89%	73%	91%	86%

Development Wells Drilled
U.S.	458	321	1,113	918
Canada	237	277	619	659
International	9	13	31	32

Total	704	611	1,763	1,609

Development Wells Success Rate

U.S.	100%	100%	99%	99%
Canada	99%	100%	99%	99%
International	100%	100%	97%	100%

Total	99%	100%	99%	99%

Total Wells Drilled

U.S.	481	335	1,175	953
Canada	250	310	728	844
International	9	14	39	40

Total	740	659	1,942	1,837

Total Wells Success Rate

U.S.	99%	98%	98%	98%
Canada	99%	97%	99%	97%
International	100%	93%	80%	88%

Total	99%	98%	98%	97%

COMPANY OPERATED RIGS

	September 30,
	2006	2005

Number of Company Operated Rigs Running

U.S.	60	52
Canada	7	19
International	—	2

Total	67	73

CAPITAL EXPENDITURES DATA

	Quarter Ended	Nine Months Ended
(in millions)	September 30, 2006	September 30, 2006

Capital Expenditures
U.S. Onshore	$682	$1,772
U.S. Offshore	115	445

Total U.S.	797	2,217
Canada	279	1,113
International	113	312
Chief acquisition	(15)	2,208
Marketing & midstream	91	247
Capitalized general & administrative costs	67	185
Capitalized interest costs	18	51
Other	52	123

Total	$1,402	$6,456

DEVON ENERGY CORPORATION
UNAUDITED FINANCIAL AND OPERATIONAL INFORMATION
Non-GAAP Financial Measures
     The United States Securities and Exchange Commission has adopted disclosure requirements for public companies such as Devon concerning Non-GAAP financial measures. (GAAP refers to generally accepted accounting principles.) The company must reconcile the Non-GAAP financial measure to related GAAP information. Cash flow before balance sheet changes is a Non-GAAP financial measure. Devon believes cash flow before balance sheet changes is relevant because it is a measure of cash available to fund the company’s capital expenditures, dividends and to service its debt. Cash flow before balance sheet changes is also used by certain securities analysts as a measure of Devon’s financial results.
RECONCILIATION TO GAAP INFORMATION

	Quarter Ended		Nine Months Ended
	September 30,		September 30,
(in millions)	2006	2005	2006	2005

Net Cash Provided By Operating Activities (GAAP)	$2,064	$1,267	$4,882	$3,652

Changes in assets and liabilities, net of effects of acquisitions of businesses	(521)	336	(314)	304

Cash flow before balance sheet changes (Non-GAAP)	$1,543	$1,603	$4,568	$3,956

     Devon believes that using net debt, defined as debt less cash, short-term investments, and the market value of Chevron common stock, for the calculation of “net debt to adjusted capitalization” provides a better measure than using debt. Devon believes that because cash and short-term investments can be used to repay indebtedness, netting cash and short-term investments against debt provides a clearer picture of the future demands on cash to repay debt. Included in Devon’s indebtedness are $723 million of debentures exchangeable into 14.2 million shares of Chevron common stock owned outright by Devon. As of September 30, 2006, the market value of the shares ($920 million) exceeded the related debt obligation. Devon believes deducting the market value of the stock provides a clearer picture of future demands on cash to repay debt. This methodology is also utilized by various lenders, rating agencies and securities analysts as a measure of Devon’s indebtedness.
RECONCILIATION TO GAAP INFORMATION

	September 30,
(in millions)	2006	2005

Total debt (GAAP)	$7,401	6,857
Adjustments:
Cash and short-term investments	(1,320)	(1,886)
Market value of Chevron Corporation common stock	(920)	(918)

Net Debt (Non-GAAP)	$5,161	4,053

Total Capitalization
Total debt	$7,401	6,857
Stockholders’ equity	17,217	13,944

Total Capitalization (GAAP)	$24,618	20,801

Adjusted Capitalization
Net debt	$5,161	4,053
Stockholders’ equity	17,217	13,944

Adjusted Capitalization (Non-GAAP)	$22,378	17,997